Exhibit 5

[Company Logo] Charles A. Brawley, III Vice President-Assistant General Counsel Tel: 215.665.5039 Fax: 215.665.5043 Internet: cbrawley@pmare.com

May 12, 2004

The Board of Directors of
PMA Capital Corporation
1735 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103-7590

      Re: PMA Capital Corporation Directors Stock Compensation Plan

Dear Sirs and Madam:

        This opinion is being delivered in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) by PMA Capital Corporation (the “Company”) on or about May 12, 2004 the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended. Pursuant to the Registration Statement, the Company is registering the offer and sale of 500,000 shares of its Class A Common Stock, par value $5.00 per share (the “Shares”), for issuance under the terms and conditions of the above-referenced plan (“Plan”).

        I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

        Based upon the foregoing, I am of the opinion that the Shares, when duly issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

        This opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America.

        I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the appearance of my name in the Registration Statement under the caption “Interests of Named Experts and Counsel”.

Very truly yours,

/s/ Charles A. Brawley, III Charles A. Brawley, III

Mellon Bank Center, Suite 2800 1735 Market Street Philadelphia PA 19103 - 7590